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                                                                    EXHIBIT 99.8



[UNIMARK GROUP LOGO]


                               THE UNIMARK GROUP
================================================================================

For Immediate Release              For Further Information, Contact:
July 20, 1998                      Rafael Vaquero, Chief Executive Officer
                                   Soren Bjorn, Vice President - Operations
                                   Jim Drewitz, Investor Relations
                                   817-491-2992


                       THE UNIMARK GROUP, INC. ANNOUNCES
                     SALE OF $14.99 MILLION OF COMMON STOCK
             TO AFFILIATE OF MEXICO STRATEGIC INVESTMENT FUND, LTD.


               - NET PROCEEDS ARE INTENDED TO REDUCE OUTSTANDING
                        DEBT AND FINANCE LEMON PROJECT -


Bartonville, TX July 20, 1998 - The UniMark Group, Inc. (NASDAQ NMS symbol:
"UNMG"), announces the Company has sold 3,305,500 newly issued shares of Common Stock at a purchase price of $4.5375 per share, for an aggregate purchase price of $14,998,706 to M&M Nominee L.L.C., an affiliate of the Mexico Strategic Investment Fund, Ltd. In connection with the transaction, the Company granted the Fund options to acquire additional 2,000,000 shares of Common Stock, representation on the Company's Board of Directors and certain veto rights regarding financial and corporate matters. The Company intends to use the net proceeds to reduce its outstanding debt, finance its lemon project and for working capital purposes. Mr. Rafael Vaquero, the Company's Chief Executive Officer said, "We look forward to the Company experiencing long-term benefits resulting from its improved capital structure, internal reorganization and restructuring initiatives, as well as, its new affiliation with the Mexico Strategic Investment Fund, Ltd."

The Fund is indirectly owned by a large number of institutional investors and high net worth individual who invest through Quantum Industrial Partners L.D.C. and Quasar Strategic Partners, L.D.C (members of the Quantum Group of Funds), and through other institutional accounts. The funds in the Quantum Group of Funds are advised by Soros Fund Management L.L.C., an affiliate of Mexico Strategic Advisors, L.L.C., the adviser to the Fund. The Fund's investment program emphasizes long-term investments in Latin American companies.

The UniMark Group, Inc. is a vertically integrated citrus and tropical fruit growing, processing, marketing and distribution company with operations in Mexico, the United States and Canada.


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Certain of the above information is forward-looking and as such, only reflects the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. For a discussion of factors that may affect actual results, investors should refer to the Company's filing with the Securities and Exchange Commission.



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